                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

AmeriChoice of Pennsylvania, Inc., a Pennsylvania corporation

AmeriChoice of New York, Inc., a New York corporation

AmeriChoice of New Jersey, Inc., a New Jersey corporation

AmeriChoice Health Services, Inc., a Delaware corporation

AmeriChoice Behavioral Healthcare Inc., a Delaware corporation

Information Network Corporation, an Arizona corporation

AmeriChoice Reliance, Inc., a Nevada Corporation.